Exhibit 99.1

Photo available
FOR IMMEDIATE RELEASE:
For Media Inquiries:	Nancy Porter, Senior Vice President – Marketing & Sales
Monarch Bank (757) 389-5107

Monarch Elects Virginia Sancilio Cross

to Corporate Board of Directors

CHESAPEAKE, Va., November 17, 2010 –Monarch Financial Holdings, Inc. (NASDAQ: MNRK), the parent company of Monarch Bank, today announced the election of Virginia (Ginny) Sancilio Cross to its Corporate Board of Directors. She will also serve on the Board of Directors of Monarch Bank.

Cross has built a stellar reputation in the Hampton Roads real estate community. She served as the president/broker/owner of Progressive Realty, a real estate firm that represented some of the top builders in the area and boasted a sales force of 70, before selling the company in 2004. More recently, Cross has served as a real estate marketing consultant and is the co-owner of a title company.

Cross has been a member of Monarch Bank’s Virginia Beach City Board of Directors since it started in 2002 and has served as the chairman of that board for the past four years.

“Ginny has always provided us with a guiding hand and invaluable insight since the early days of Monarch Bank,” said E. Neal Crawford, president of Monarch Bank. “We’re honored to add her to our Corporate Board and welcome her tremendous leadership in shaping Monarch Bank for years to come.”

Cross is a Virginia Beach native and graduated from First Colonial High School before attending Virginia Tech. She has been an active member of the community, serving as the vice chair of the regional board of the Hampton Roads Chamber of Commerce (2003-04) and chair of the Virginia Beach Division of the Hampton Roads Chamber of Commerce (2002). Cross also served on the Virginia Beach Educational Foundation Board (2002-03) and was a founding member of the 500-Year Forest Foundation. In 2002, Cross was honored as the Outstanding Professional Woman of Hampton Roads Award given for her outstanding achievement, leadership and integrity.

Cross resides in Virginia Beach with her husband Barry.

About Monarch Bank

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with nine banking offices in Chesapeake, Virginia Beach, and Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com). Monarch Mortgage and our affiliated mortgage companies have over twenty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/ divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), Monarch Home Funding, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK”, and shares of our convertible preferred stock are publicly traded on the NASDAQ Capital Market under the symbol “MNRKP”.

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